             EXHIBIT 10.1 - EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN

             ALTERNATIVE RESOURCES CORPORATION AND RAYMOND R. HIPP
                           DATED AS OF JULY 23, 1998


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") made effective as of July 23, 1998 by and between Alternative Resources Corporation (the "Company") and Raymond R. Hipp (the "Executive").

         In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

         The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III A. below upon the terms and conditions provided in the Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

         During the Period of Employment, the Executive agrees to serve as Chief Executive Officer, President and Chairman of the Board of the Company, and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities consistent with such positions as may be assigned to the Executive from time to time by the Board of Directors of the Company.

                                   SECTION III
                                TERMS AND DUTIES

         A.       PERIOD OF EMPLOYMENT

         The term of Executive's employment under this Agreement will commence as of August 1, 1998, and shall continue through December 31, 1999, subject to extension or termination as provided in this Agreement (the "Period of Employment"). The term shall be extended for an additional one year period as of December 31, 1999 and as of each December 31 thereafter, unless either party gives ninety (90) days prior notice of its intent not to extend.

         B.       DUTIES

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         During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, except that Executive may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, so long as the Board of Directors of the Company, does not determine, in good faith, that such activities unreasonably interfere with the business of the Company or diminish the Executive's obligations under the Agreement; or (ii) serve as a member of the board of directors of other corporations, so long as the Board of Directors of the Company, in its discretion, specifically approves such service, and in either case, the Executive shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under the Agreement; and provided further, that the Executive may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the companies in which such investments are made. The Executive will perform faithfully the duties consistent with his position as Chief Executive Officer, President and Chairman of the Board which may be assigned to him from time to time by the Board of Directors.

                                   SECTION IV
                            COMPENSATION AND BENEFITS

         A.       SIGNING BONUS

         On or before August 3, 1998, the Company shall pay the Executive a bonus of Two Hundred Fifty Thousand Dollars ($250,000). Executive agrees that if he terminates his employment with the Company voluntarily (other than in connection with a disability as defined in Section VI) prior to August 1, 1999, he shall repay the full amount of such bonus to the Company.

         B.       BASE SALARY

         During the Period of Employment, the Company agrees to pay the Executive a base salary ("Base Salary") of Three Hundred Thousand Dollars ($300,000). Such Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than bi-weekly installments. The Executive shall not be considered for an increase in Base Salary until after January 1, 2000.

         C.       ANNUAL INCENTIVE AWARDS

         The Executive will not be eligible for an annual incentive compensation award for the period August 1, 1998 to December 31, 1998. The Executive shall be eligible for an incentive compensation award for calendar year 1999 of up to One Hundred Fifty Four Thousand One Hundred Sixty Nine Dollars ($154,169), calculated by subtracting One Hundred Forty Five Thousand Eight Hundred Thirty One Dollars ($145,831) from the amount (the "Gross Amount) determined under the chart set forth below, based on the following process:

                                   Page 21

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         (i)   The Gross Amount shall equal the sum of Portions A, B, C and D to the extent earned under these provisions;

        (ii) The corresponding Amount of each Portion shall be fully earned if both the Revenue Target and the EPS Target for such Portion are met or exceeded;

       (iii) If only the Revenue Target for a given Portion is met or exceeded, 40% of the corresponding Amount shall be earned; if only the EPS Target is met or exceeded, 60% of the corresponding Amount shall be earned; and

        (iv)   The chart is as follows:


         PORTION          AMOUNT         REVENUE TARGET              EARNINGS PER SHARE
                                                                      ("EPS") TARGET
            A.          $100,000          $450 million                     $1.44

            B.           100,000           460 million                      1.48

            C.            50,000           470 million                      1.53

            D.            50,000           480 million                      1.57


For purposes of the above calculation, Revenue and Earnings Per Share shall be determined by the independent auditors of the Corporation in their discretion. Notwithstanding the foregoing, if the Gross Amount is less than $145,831, the Executive shall not be required to pay the difference to the Company.

         D.       OPTIONS

         The Company will take all actions necessary to grant to Executive, as of July 23, 1998, a non-qualified stock option to purchase 300,000 shares of the Company's common stock at an exercise price equal to the closing price of the common stock as reported in the WALL STREET JOURNAL for trading on July 23, 1998 and with a term of ten years. The option will not be exercisable until January 31, 1999 and shall become exercisable with respect to 7,143 shares on January 31, 1999 and with respect to an additional 7,143 shares on the last day of each succeeding month, with the option becoming exercisable with respect to the final 7,137 shares on June 30, 2002.

         In addition, if the Revenue of the Corporation (as described in Paragraph C) for the first six months of 1999 meets or exceeds $220 million or EPS (as so described) of the Corporation meets or exceeds $0.66, the Corporation shall grant to Executive as of June 30, 1999, at an

                                   Page 22

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exercise price equal to the closing price on June 30, 1999, an additional option covering a number of shares equal to (i) 75,000, if both Revenue and EPS meet or exceed such targets; (ii) 30,000 if the Revenue target is met or exceeded, but the EPS target is not; or (iii) 45,000 if the EPS target is met or exceeded, but the Revenue target is not. Such additional option shall be an incentive stock option under Section 422 of the Internal Revenue Code, to the extent feasible under the Company's Stock Option Plan (the "Plan"). The option described in this paragraph shall not be exercisable until December 31, 1999 and shall become exercisable with respect to one forty-second (1/42nd) of the shares subject thereto (rounded to the nearest whole share) on December 31, 1999 and additionally with respect to the same number of shares on the last day of each succeeding month, with the option becoming exercisable with respect to the remaining number of the shares subject thereto on May 31, 2003.

The options described above shall be in the form approved by the Board of Directors of the Company and, except as otherwise provided herein, shall be governed by terms and provisions comparable to those applicable to options granted under the Plan.

         Notwithstanding the foregoing, if (i) the Period of Employment ends because the Company ends the automatic extension thereof under Section IV A. of this Agreement; (ii) the Company terminates the employment of the Executive Without Cause as defined in Section VIII; (iii) the Executive's employment hereunder terminates because of his death or disability (as defined in Section
VI); or (iv) there is a change in control of the Company, such options shall become fully exercisable and shall remain exercisable for the remainder of their term.

         For purposes of this Agreement, a "change in control" of the Company shall be deemed to occur in connection with any of the following events with respect to the Company:

          (i) The acquisition by an entity, person or group (including all affiliates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (which definition shall apply even if the Company is not then subject to such Act), of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company ("Voting Stock");

         (ii) The effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Stock immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate thereof) hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of more than 50% (in value) of the assets of the Company other than to a transferee in which the Company owns at least 50% of the Voting Stock; or

        (iii) The election to the Board of Directors of the Company of the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Company then in office, without the recommendation of the existing Board of Directors.

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         E.       ADDITIONAL BENEFITS

         The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried executive employees are eligible under any existing or future plan or program established by the Company for salaried executive employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with plan or program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, short and long term disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried executive employees of the Company. Notwithstanding the foregoing sentence, no such amendment or termination shall reduce or otherwise adversely affect Executive's rights under Section IV C. of this Agreement. In addition to the foregoing benefits, Executive shall be entitled to receive the following:

         (i)     term life insurance of not less than $250,000; and

        (ii) a paid vacation of four (4) weeks during each twelve (12) month period during the Period of Employment.

         F.       RELOCATION

         The Company shall pay Executive's actual expenses incurred since July 9, 1998 for the Executive's relocation to Barrington Hills, Illinois, including Realtor fees on his Omaha, Nebraska residence, reasonable moving costs and travel, and temporary living expenses in the North or Northwest Suburbs of Chicago through August 9, 1998. In addition, the Company shall provide the Executive with a tax gross-up payment in an amount necessary to pay his federal and state income taxes attributable to payments under this paragraph F. (including taxes attributable to such gross-up payment).

         G.       ADJUSTMENTS

         Notwithstanding any provision here and to the contrary, the Company and the Executive agree that the Board of Directors of the Company shall reevaluate the Revenue and EPS Targets set forth in Section IV C. and D. as part of the approval of the 1999 Operating Plan for the Company. To the extent deemed necessary by the Board of Directors to align such targets with such Operating Plan, such targets hereunder shall be adjusted.

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         H.       LEGAL FEES

         The Company shall reimburse the Executive for reasonable legal fees incurred by him in the negotiation of this Agreement.

                                    SECTION V
                                BUSINESS EXPENSES

         The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement. Executive must support all expenditures with customary receipts and expense reports subject to review by the Company's Chief Financial Officer.

                                   SECTION VI
                                   DISABILITY

         A.       PAYMENTS

         Executive's employment hereunder may be terminated by the Company if
(i) Executive becomes physically or mentally incapacitated, (ii) is unable for a period of one hundred eighty (180) consecutive days to perform his material duties and responsibilities and (iii) a determination is made regarding Executive's continued incapacity by a physician appointed by the Company (such continued incapacity is hereinafter referred to as "disability"). Upon any such termination for disability, Executive shall be entitled to receive (i) his Base Salary, as well as the annual incentive award, prorated in each case through the date on which the Executive is first eligible to receive payment of long term disability benefits in lieu of Base Salary under the Company's long term disability benefit plan as then in effect covering the Executive, and (ii) his accrued benefits under the terms of the plans, policies and procedures of the Company.

         B.       ASSISTANCE TO THE COMPANY

         During the period the Executive is receiving payments of either regular compensation or disability insurance benefits described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company with respect to areas and matters in which he was involved during his employment with the Company.

                                   SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, (i) Executive's estate shall be entitled to receive his Base Salary, as well as the annual incentive award, prorated in each case through the date of Executive's death, and (ii) Executive's designated beneficiary or estate, as the case may be, shall be entitled to his accrued benefits,

                                   Page 25

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including, but not limited to, life insurance proceeds, under the terms of the plans, policies and procedures of the Company.

                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

         A.       TERMINATION WITHOUT CAUSE

         If the Company terminates Executive's employment Without Cause during the Term of Employment, as defined in this Agreement, or the Term of Employment ends because the Company ends the automatic extension thereof under Section III
A. of this Agreement, the Company will pay to the Executive in a lump sum, his Base Salary for a period of twenty-four (24) months. Earned but unpaid Base Salary will be paid in a lump sum at the time of such termination. The Company also will pay the Executive in a lump sum upon such termination an amount equal to a prorated portion of the annual incentive award for the year in which the termination occurred. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will be continued for the then remaining Period of Employment.

         B.       TERMINATION WITH CAUSE

         If the Company terminates Executive With Cause, (i) Executive shall be entitled to receive his Base Salary prorated through the date of Executive's termination, and (ii) Executive shall be entitled to his accrued benefits under the terms of the plans, policies and procedures of the Company.

         C.       EFFECT OF CERTAIN TERMINATIONS

         Upon termination of the Executive's employment for reasons other than due to death, disability, or pursuant to Paragraph A of this Section, or upon Executive's resignation, the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of termination except as expressly defined in this Agreement. Executive shall have the right to voluntarily terminate this Agreement, other than for Good Reason or in conjunction with a Change in Control, upon two weeks' prior notice to the Company. If Executive voluntarily terminates his employment with the Company,
(i) Executive shall be entitled to receive his Base Salary prorated through the date of Executive's voluntary termination, and (ii) Executive shall be entitled to his accrued benefits under the terms of the plans, policies and procedures of the Company.

         D.       DEFINITIONS

         For this Agreement, the following terms have the following meanings:

                  (1) Termination "With Cause" means termination of the Executive's employment by the Company's Board of Directors acting in good faith by written notice by the

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Company to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement, including, but not limited to, conviction for a felony or perpetration of a common law fraud, which has resulted or is likely to result in material economic damage to the Company.

                  (2) Termination "Without Cause" means termination by the Company of the Executive's employment other than due to death, disability, or termination With Cause.

                                   SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

         A.       COOPERATION DURING AND AFTER EMPLOYMENT

         The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B.       CONFIDENTIAL INFORMATION

         The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc., relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.


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         C.       CERTAIN RESTRICTED ACTIVITIES

         During the Period of Employment and for a one (1) year period thereafter, the Executive will not use his status with the Company to obtain goods or services from another organization other than in the ordinary course of business. During the Period of Employment and for a one (1) year period following termination of the Period of Employment: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and the Executive, without express prior written approval from the Board of Directors, will not solicit any members of the then current customers, clients or suppliers of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interest) in a business firm or entity, or ownership of more than 2% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not hire any employee of the Company or solicit, other than by means of a general solicitation to the public such as a newspaper advertisement, or encourage any such employee to leave the employ of the Company.

         D.       REMEDIES

         The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security. The Executive hereby acknowledge the necessity of protection against the competition of, and certain other possible adverse actions by, the Executive and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. If, however, any court or arbitrator determines that the restrictions described herein are not reasonable, the court or arbitration panel may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.

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                                    SECTION X
                           INDEMNIFICATION, LITIGATION

         The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive. The Company will use its best efforts to obtain and maintain customary directors and officers liability insurance, covering Executive. The foregoing indemnification shall continue to apply following termination of the Period of Employment for actions or omissions during the Period of Employment.

                                   SECTION XI
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                   SECTION XII
                           EFFECT OF PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment, severance, or other similar agreements between the Company, its predecessors and its affiliates, and the Executive.

                                  SECTION XIII
                                  MODIFICATION

         Subject to Section IV G., this Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XIV
                           GOVERNING LAW; ARBITRATION

         This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Illinois, without giving effect to the choice of law provisions thereof.

         Any dispute among the parties hereto shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                   Page 29

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                                   SECTION XV
                                     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery services or confirmed facsimile transmission, to the following:

          (a)   If to the Company, at:

                Alternative Resources Corporation
                100 Tri-State International, Suite 300
                Lincolnshire, IL 60069
                Attention: Chairperson, Governance Committee of Board
                           of Directors

or at such other address as may have been furnished to the Executive by the Company in writing, or

          (b)   If to the Executive, at:

                120 Buckley Road
                Barrington Hills, IL 60010

or such other address as may have been furnished to the Company by the Executive in writing.

                                   SECTION XVI
                                BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.

                                  SECTION XVII
                                  MISCELLANEOUS

         A.       MULTIPLE COUNTERPARTS

         This Agreement may be executed simultaneously in multiple counterparts each of the same force and effect.

         B.       SEVERABILITY




                                   Page 30

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         If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by an arbitrator or court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. In addition, there will be automatically substituted herein for such severed phrase, clause or provision a phrase, clause or provision as similar as possible which is valid and enforceable.

         C.       HEADINGS

         The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

         D.       CONSTRUCTION

         The Company and the Executive acknowledge that this Agreement was the result of arm's-length negotiations between sophisticated parties each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

         E.       SURVIVORSHIP

         The provisions of Sections IV-XVII shall survive the termination or expiration of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                          COMPANY

                          ALTERNATIVE RESOURCES CORPORATION


                          By:   /s/ Joanne Brandes
                                ------------------------------------
                                JoAnne Brandes, Chairperson
                                Governance Committee of the Board of Directors


                          EXECUTIVE

                                /s/ Raymond R. Hipp
                                ------------------------------------
                                Raymond R. Hipp


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